Filed Pursuant to Rule 433
Registration No. 333-208110
June 27, 2017

The following information is a Summary of Material Modifications/Notice of changes as well as a Supplement to the Annual Participant Fee Disclosure relating to certain investment options under the LNL Agents'
401(k) Savings Plan ("Plan"). More information about each of the investment options offered under the Plan (except for the LNC Stock Fund) can be obtained by logging on to your account on the Lincoln Alliance® website at: www.lincolnfinancial.com.  You can also contact the Lincoln Customer Service Center at 800-234-3500 for more information.

Investment Fund Changes:
Effective July 1, 2017, the State Street Global All Cap Equity Ex U.S. Index Fund - Class C2 will be lowering its fee from 0.171% to 0.145%.

Effective July 28, 2017, the following changes will take effect for the investment funds available under the Plan.

Removing:	Assets and elections will be mapped to:
Delaware (Macquarie) Large Cap Growth Trust (aka - Dlware Large Cap Growth Trust - on LincolnFinancial.com)	The State Street Target Retirement Non-Lending Series Fund Class K based on your birth date (see the Qualified Default Investment Alternative chart below)*
Boston Co US Small-Mid Capitalization Value Equity (aka - Eb US Sml MD Cap Val Eqty - on LincolnFinancial.com)	The State Street Target Retirement Non-Lending Series Fund Class K based on your birth date (see the Qualified Default Investment Alternative chart below)*
Adding:	Ticker	Expense %
Delaware (Macquarie) Small Cap Value Fund R6	DVZRX	0.77

You do not need to take any action. Any asset balances you have in, or contribution elections going to, the funds being removed will automatically map (or transfer) during the blackout period described below to the Plan's Qualified Default Investment Alternative, the State Street Target Retirement Fund Class K that most closely matches the year you attain age 65.

If, however, you do not wish for an automatic mapping of these assets, please keep in mind that you can change your investment elections on your own at any time.  If you have assets in the funds being removed, you can transfer the balances of those funds to any available alternative fund by initiating a transfer prior to 4:00 p.m. ET on July 26th.  In addition, you can make changes to your future contribution elections (if applicable) for the funds being removed.  Please log on to your account at LincolnFinancial.com or visit LincolnFinancial.com/RetirementInfoCenter for more information on the available fund options.  Of course, you could also wait until after the automatic mapping occurs if you wish to exchange funds or change where your future contributions (if applicable) are invested.

Blackout period: A blackout period will be in effect for all Plan participants from 4:00 p.m. ET on July 26 through 4:00 p.m. ET on July 28 while the fund changes are being made. During this period you will not be able to initiate investment election changes, transfers, loans, or distribution transactions. During this time period, your account will remain fully invested.

If you have any questions about these changes, or would like to change your investment and contribution elections under the Plan, contact the Lincoln Customer Contact Center at 800-234-3500 (Monday – Friday, 8:00 a.m. – 8:00 p.m. ET) or log on to your account at LincolnFinancial.com. For more information about the Plan, please review the applicable Summary Plan Description (SPD).  You can view, print and download a copy of the SPD by logging on to your account at LincolnFinancial.com and clicking on More information about my plan on your retirement account home page.

*The Qualified Default Investment Alternative, as listed below, is the appropriate time-based fund based on the year you attain age 65. Each fund contains a combination of fixed income, bond-based and equity-based funds and targets a five-year period that contains the year in which you attain age 65.

Fund Name	Birth Year	Retirement Year	Fees
State Street Target Retirement Income Fund – Class K	1947 and before	2012 and before	0.12%
State Street Target Retirement 2015 Fund – Class K	1948-1952	2013-2017	0.12%
State Street Target Retirement 2020 Fund – Class K	1953-1957	2018-2022	0.12%
State Street Target Retirement 2025 Fund – Class K	1958-1962	2023-2027	0.12%
State Street Target Retirement 2030 Fund – Class K	1963-1967	2028-2032	0.12%
State Street Target Retirement 2035 Fund – Class K	1968-1972	2033-2037	0.12%
State Street Target Retirement 2040 Fund – Class K	1973-1977	2038-2042	0.12%
State Street Target Retirement 2045 Fund – Class K	1978-1982	2043-2047	0.12%
State Street Target Retirement 2050 Fund – Class K	1983-1987	2048-2052	0.12%
State Street Target Retirement 2055 Fund – Class K	1988 -1992	2053-2058	0.12%
State Street Target Retirement 2060 Fund – Class K	1993 and after	2059 and after	0.12%

Variable return investments
Investment options		Average annual total returns as of March 31, 2017
Morningstar Category Index (Benchmark) Mutual Fund or Collective Investment Trust Name	Ticker	1 Year	3 Year	5 Year	10 Year	Inception Date
Retirement Income Custom Index* State Street Target Retirement Income Fund – Class K	CMDI7	6.03 6.12 6.05	2.94 2.94 2.88	3.94 4.11 4.03	3.57 - -	7/1/2009
Target Date -2015 Custom Index* State Street Target Retirement 2015 Fund – Class K	CMDL7	8.01 7.36 7.32	3.74 3.55 3.53	5.80 5.66 5.64	4.30 - -	10/1/2009
Target Date -2020 Custom Index* State Street Target Retirement 2020 Fund – Class K	CMDM7	8.54 9.22 9.18	3.82 4.27 4.24	5.72 6.88 6.85	3.90 - -	7/1/2009
Target Date -2025 Custom Index* State Street Target Retirement 2025 Fund – Class K	CMDN7	10.10 10.99 10.95	4.31 4.88 4.85	6.77 7.69 7.67	4.36 - -	10/1/2009
Target Date 2030 Custom Index* State Street Target Retirement 2030 Fund – Class K	CMDO7	11.49 11.80 11.77	4.65 5.09 5.07	7.12 8.17 8.16	4.21 - -	7/1/2009

Variable return investments
Investment options		Average annual total returns as of March 31, 2017
Morningstar Category Index (Benchmark) Mutual Fund or Collective Investment Trust Name	Ticker	1 Year	3 Year	5 Year	10 Year	Inception Date
Target Date -2035 Custom Index* State Street Target Retirement 2035 Fund – Class K	CMDP7	12.76 12.65 12.62	5.00 5.23 5.21	7.91 8.48 8.46	4.71 - -	10/1/2009
Target Date 2040 Custom Index* State Street Target Retirement 2040 Fund – Class K	CMDQ7	13.47 13.55 13.53	5.14 5.34 5.33	7.96 8.78 8.76	4.43 - -	7/1/2009
Target Date 2045 Custom Index* State Street Target Retirement 2045 Fund – Class K	CMDR7	13.97 14.23 14.22	5.31 5.46 5.46	8.44 8.87 8.86	4.81 - -	10/1/2009
Target Date -2050 Custom Index* State Street Target Retirement 2050 Fund – Class K	CMDS7	14.15 14.23 14.22	5.37 5.46 5.45	8.32 8.87 8.86	4.53 - -	11/1/2009
Target Date 2055 Custom Index* State Street Target Retirement 2055 Fund – Class K	CMLF7	14.22 14.23 14.23	5.50 5.46 5.46	8.76 8.87 8.87	6.18 - -	5/1/2011
Target Date 2060+ Custom Index* State Street Target Retirement 2060 Fund – Class K	CMPR7	14.41 14.23 14.22	4.94 - -	9.53 - -	- - -	4/1/2015
World Stock MSCI ACWI Ex USA IMI Index State Street Global All Cap Equity Ex US Index Fund – Class C	CMLH2	13.68 13.01 13.24	4.12 0.82 0.96	8.27 4.66 4.83	4.11 - -	4/1/2011
Small Value Russell 2000 Value Index Delaware (Macquarie) Small Cap Value Fund R6	DVZRX	23.43 29.37 -	6.11 7.62 -	11.38 12.54 -	6.43 6.09 -	5/2/2016
*The custom benchmark index is a composite of S&P¨ 500, Russell Small Cap Completeness¨ Index, Bloomberg Roll Select Commodity IndexSM, MSCI ACWI ex USA IMI Index, Bloomberg Barclays U.S. Long Government Bond Index, Bloomberg Barclays U.S. Aggregate Bond Index, Bloomberg Barclays U.S. TIPS Index, Bloomberg Barclays 1-10 Year Government Inflation-Linked Bond Index, Bloomberg Barclays U.S. High Yield Very Liquid Bond Index, Bloomberg Barclays U.S. 1-3 Year Government/Credit Bond Index, FTSE EPRA/NAREIT Developed Liquid Index.

The performance data quoted above represents past performance; past performance does not guarantee future results.  Investment return and principal value will fluctuate so your account balance, when redeemed, may be worth more or less than your original cost.  Current performance may be lower or higher than the performance data quoted.  An investor should consider the investment objectives, risks, and charges and expenses of the investment option carefully before investing.

This Summary of Material Modifications contains important information about the Plan and should be kept with your Summary Plan Description/Prospectus.

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All of the internet website addresses are provided for your convenience.  None of the information contained in such websites shall be deemed incorporated by reference in this document.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternately, the issuer will arrange to send you the prospectus if you request it by calling the Lincoln Customer Service Center at 800-234-3500.

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